Exhibit 99.1

**FOR IMMEDIATE RELEASE**

Contact:	Gates Little

         The Southern Banc Company, Inc.

         (256) 543-3860

The Southern Banc Company, Inc To File Notice of Deregistration

Gadsden, AL, September 19, 2006: The Southern Banc Company, Inc. (OTCBB: SRNN), the holding company for The Southern Bank Company, formerly First Federal Savings and Loan Association of Gadsden, Alabama, today announced that it will file a Form 15 with the Securities and Exchange Commission and cease filing periodic reports with the SEC under the Securities Exchange Act of 1934. The Company expects to take this action shortly after filing with the SEC its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006.

Factors influencing the Company’s decision include:

•	The administrative and third party professional costs associated with being a SEC “reporting company” under the 1934 Act, including significant additional costs arising under the Sarbanes-Oxley Act of 2002.

•	The increased time to be available for management to focus on growing the Company’s business.

•	The limited trading in the Company’s common stock.

Gates Little, Chairman, President and CEO of the Company and the Bank, commented: “The Board of Directors of the Company, after full and careful consideration of the issue, unanimously believes that the costs and burdens of remaining a reporting company outweigh the benefits to the Company and our stockholders. Due to the Company’s small market cap and small number of stockholders, we have not enjoyed many of the traditional benefits of a reporting company. The Board believes that this action will make the Company more profitable and bring more long-term value to our stockholders.”

Mr. Little explained: “The time demands on management and related costs required to be a reporting company have risen significantly in recent years, particularly in light of the Sarbanes-Oxley Act. We believe that by eliminating our SEC reporting obligations, the Company will decrease its costs and more effectively focus its resources on operating the business, which will benefit the Company and our stockholders.”

As of the date of filing the Form 15, the Company will no longer file periodic reports with the SEC, including Forms 10-KSB, 10-QSB and 8-K.

As a savings and loan holding company regulated by and reporting to the Office of Thrift Supervision, the Company expects that its common stock will continue to be quoted on the OTC Bulletin Board. The Company plans to make available the information required under SEC Rule 15c2-11 and to continue to provide its stockholders and interested investors with regular unaudited quarterly and audited annual financial reports. The Company also intends to release updated periodic and other information on its website, http://www.sobanco.com. The Company believes that at least some of the brokerage firms which have historically facilitated a market in the Company’s common stock will continue to do so subject to the Company’s commitment to provide regular financial reporting. However, there can be no assurance that this will be the case.

The Southern Bank Company has four offices located in Gadsden, Albertville, Guntersville, and Centre, Alabama.

The Company wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release may contain forward-looking information, describing the Company’s belief concerning future events or business conditions, and the outlook of the Company based on currently available information. These forward looking statements are subject to risks and uncertainties which could cause actual events or the Company’s actual results or performance to differ materially from those expressed in these statements. Readers are encouraged to read the Company’s Annual Report on Form 10-KSB and its other reports filed with the SEC for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.

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